Exhibit 10.1

Cullen/Frost Bankers, Inc.

July 30, 2015

Richard W. Evans, Jr.
(at the Address on file with Cullen/Frost)

Re:    Consulting Agreement
Dear Dick:
On behalf of the Board of Directors (the “Board”), I want to thank you for your over 40 years of service to Cullen/Frost Bankers, Inc. (“Cullen/Frost”). I know I speak for the rest of the Board when I say that you have demonstrated remarkable leadership and immeasurable commitment to Cullen/Frost.
Although the Board accepts your decision to retire from active employment and from the Board, effective as of March 31, 2016 (your “Retirement Date”), we have asked you to continue to provide consulting services to Cullen/Frost following your retirement. The purpose of this letter is to confirm the agreements that we have reached. We appreciate your willingness to provide continued support and expertise to Cullen/Frost.

1.	Employment Through Retirement Date
During your employment in the period from the date hereof through your Retirement Date, you will continue in your current role as Chief Executive Officer and will continue to receive compensation and employee benefits as in effect as of the date hereof and subject to the terms and conditions of Cullen/Frost’s compensation and benefits plans.
Without limiting the generality of the foregoing, during your employment through your Retirement Date, you will be eligible to receive (i) an annual equity-based award in October 2015, as determined by the Compensation and Benefits Committee in the ordinary course, which 2015 equity-based award shall be subject to the same vesting terms and conditions (including retirement and change in control vesting provisions) as the equity-based awards granted to you in 2014, (ii) an annual cash incentive for 2015, based on performance as determined by the Compensation and Benefits Committee in the ordinary course, which 2015 annual incentive amount shall be payable at the same time that 2015 annual incentives are paid to other senior executives of Cullen/Frost, and (iii) a pro-rata annual cash incentive for 2016 (with a target incentive opportunity equal to 100% of base salary), based on performance as determined by the Compensation and Benefits Committee in the ordinary course, which 2016 annual incentive amount shall be payable at the same time that 2016 annual incentives are paid to other senior executives of Cullen/Frost. Upon your retirement, any accrued benefits (including, but not limited to, tax-qualified and non-qualified pension and retirement benefits, deferred compensation and accrued but unpaid vacation) shall be paid to you, in each case, in accordance with the terms and conditions of the applicable plan document and any applicable prior payment election made by you.

2.	Services; Consulting Term; Renewal
Following your Retirement Date, you agree to serve as a consultant to Cullen/Frost on the terms and conditions of this letter. As a consultant, you agree to perform the following services (the “Services”), reporting to the Chief Executive Officer of Cullen/Frost (the “CEO”): (i) provide advice and counsel regarding all aspects of the business to the CEO, (ii) assist with special projects as requested by the CEO (including acting as an advisor on acquisition strategies), (iii) continue to assist Cullen/Frost with community, customer and business relations as requested by the CEO, (iv) continue your current role and duties as a member of the International Financing Conference (“IFC”), including hosting the IFC March 2018 meeting in Texas, and (v) perform such other services as the parties may mutually agree upon from time to time during the Term.

The term of your consulting arrangement will be from April 1, 2016 until March 31, 2021, unless earlier terminated as provided in paragraph 4 of this letter or extended pursuant to the next sentence of this paragraph (the “Term”). Commencing on April 1, 2021 and on each April 1st thereafter, the Term shall be automatically extended for one year periods, unless either you or Cullen/Frost gives the other party not less than three (3) months’ prior written notice of the intention to not extend the Term.
Your duties as a consultant shall not require you to perform more than thirty (30) hours per month of consulting services for each of the first twenty-four (24) months of the Term. Cullen/Frost and you confirm that it is currently expected that your duties as a consultant shall not exceed twenty percent (20%) of the average level of services performed by you during your last three years of employment with Cullen/Frost, consistent with the parties’ intent that your Retirement Date shall constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

3.	Consulting Fees; Other Benefits and Expenses
As compensation for your performance of the Services and the other terms and conditions of this letter, during the Term, you will receive an annual consulting fee (the “Consulting Fee”) as follows: (i) $600,000 for the first year of the Term, (ii) $350,000 for each of the next two years of the Term, and (iii) $200,000 for each year of the Term thereafter. The Consulting Fee will be payable in monthly installments in arrears.
During the Term, Cullen/Frost will also provide you with (A) an office, which shall be of a size and with furnishings comparable to those in effect prior to your Retirement Date and shall be in San Antonio, Texas (but need not be at a Cullen/Frost business location), (B) administrative support provided by your current assistant (or such replacement as you may select upon your current assistant’s retirement) on the same basis as provided to you prior to your Retirement Date, which assistant shall remain an employee of Cullen/Frost and receive compensation and benefits consistent with past practice, (C) an up-to-date home computer, tablet, cellular phone and technological support consistent with past practice, (D) business travel and entertainment reimbursement and business transportation benefits on same basis as provided to you prior to your Retirement Date, (E) payment (or reimbursement) of professional organization membership fees, dues and subscriptions on the same basis as provided to you prior to your Retirement Date, including travel to IFC meetings and expenses related to hosting the IFC March 2018 meeting in Texas, and (F) home security services at your primary and secondary residence on same basis as provided to you prior to your Retirement Date, which home security services shall continue to be provided for five years after expiration of the Term.

4.	Termination
Cullen/Frost or you may terminate the Term for any reason before its scheduled expiration by providing three months prior written notice to the other party, other than in the case of a termination by Cullen/Frost for Cause (as defined below) which may occur on thirty (30) days’ written notice to you (or immediately in the case of clause (c) of the definition of Cause). In the event you terminate the Term for any reason other than due to material breach by Cullen/Frost of the terms of this letter or Cullen/Frost terminates the Term for Cause, no Consulting Fee or other benefits described in paragraph 3 above will be paid or provided for any period following the date of termination. In the event you terminate the Term due to material breach by Cullen/Frost of the terms of this letter or Cullen/Frost terminates the Term other than for Cause, Cullen/Frost shall pay the Consulting Fees and provide the other benefits described in paragraph 3 through the end of the then current Term. In the event of any early termination of the Term pursuant to this paragraph 4, your obligations under paragraph 5 below will continue. For purposes of this paragraph 4, “Cause” shall have the same meaning as set forth in the Cullen/Frost Bankers, Inc. 2015 Omnibus Incentive Plan, provided that, other than with respect to clause (c) of such definition relating to a felony, Cullen/Frost provides you written notice setting forth the alleged conduct giving rise to a claim of Cause and a reasonably opportunity to cure such conduct.

5.	Restrictive Covenants
Without the written consent of Cullen/Frost, you agree not to, directly or indirectly, represent, become employed by, perform services for, consult to, or advise in any manner or have any material interest in any Competitive Entity for the duration of the Term and for three years thereafter (the “Restricted Period”). A “Competitive Entity” shall mean any depository institution or its holding company that engages, directly or indirectly, in any activity that competes within Cullen/Frost’s “footprint” (i.e., where Cullen/Frost or any of its subsidiaries regularly conducts business) with any of the business activities engaged in by Cullen/Frost or any of its subsidiaries at any time during the Term. Ownership of not more than 2% of the outstanding stock of any publicly traded company shall not be a violation of this paragraph 5.

In addition, during the Restricted Period, without written consent of Cullen/Frost, you agree not to (i) solicit, hire, or cause any person or entity to solicit or hire, directly or indirectly, in any capacity (whether for your own interest or any other person’s or entity’s interest) any employee of Cullen/Frost or any of its subsidiaries (or who was an employee of Cullen/Frost or any of its subsidiaries within the prior six months), or (ii) solicit any customer of Cullen/Frost to transact business with a Competitive Enterprise or reduce or refrain from doing business with Cullen/Frost or any of its subsidiaries. “Solicit” shall mean any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

6.	Indemnification
Following your Retirement Date, Cullen/Frost will continue to indemnify you against any actual or threatened action, suit or proceeding and to provide you with D&O insurance coverage, in each case, with respect to your services as an executive officer and director of Cullen/Frost and its subsidiaries prior to your Retirement Date and thereafter the Services as a consultant and, in each case, to the same extent that such indemnification and D&O insurance coverage is provided to executive officers and directors of Cullen/Frost and its subsidiaries.

7.	Independent Contractor; Taxes
You agree that you are performing the Services as an independent contractor and not as an employee of Cullen/Frost and that, following your Retirement Date, you will not be eligible to continue to participate as an employee in any employee benefit programs of Cullen/Frost. Nothing in this letter shall be deemed to constitute a partnership or joint venture between Cullen/Frost and you nor shall anything in this letter be deemed to constitute Cullen/Frost or you as the agent of the other. During the Term, neither you nor Cullen/Frost shall be or become liable to or bound by any representation, act or omission whatsoever of the other.
You acknowledge that, as an independent contractor, you will be responsible for the payment of all applicable taxes levied or based upon the Consulting Fee and for all non-reimbursable expenses attributable to the rendering of Services, including without limitation, the payment of all federal, state and local income taxes, self-employment FICA (social security) taxes, and unemployment and workers compensation payments.

8.	Miscellaneous
You agree that any and all contracts, correspondence, books, accounts and other sources of information relating to Cullen/Frost’s and its subsidiaries’ businesses shall be available for inspection at your office by Cullen/Frost's authorized representative during ordinary business hours upon reasonable notice to you. Neither party shall assign, transfer or subcontract this letter or any of its obligations hereunder without the other party’s express, prior written consent. Notwithstanding the foregoing, Cullen/Frost may assign this letter to a purchaser of all, or substantially all, of Cullen/Frost’s assets.
Except to the extent subject to federal law, this letter shall be deemed to be made under, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Texas applicable to agreements made and to be performed entirely within such State.
You acknowledge that your Services are of a specific, unique and extraordinary character and that your breach or threatened breach of the provisions set forth in paragraph 5 will cause irreparable injury to Cullen/Frost for which monetary damages alone will not provide an adequate remedy. Accordingly, in addition to any rights or remedies Cullen/Frost may have available to it under this letter or otherwise, it also shall be entitled to an injunction to be issued by any court of competent jurisdiction, restraining you from committing or continuing any violation of paragraph 5. You agree that no bond will need to be posted for Cullen/Frost to receive such an injunction and no proof will be required that monetary damages for violations of this non-competition provision would be difficult to calculate and that remedies at law would be inadequate. You also will forfeit any additional Consulting Fee and the other benefits described under paragraph 3 that otherwise would have been payable or provided to you under this letter.
If any provision of this letter is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (i) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (ii) the remainder of this letter will not be affected.
It is the intent of the parties that any amounts payable under this letter shall be exempt from or otherwise comply with the provisions of Section 409A of the Code (“Section 409A”), and each payment under this letter shall be treated as a separate payment for purposes of Section 409A. The parties intend that the terms and provisions of this letter shall be interpreted and applied in a manner that satisfies the requirements and exemptions of Section 409A and, to the maximum extent permitted, this letter shall be interpreted so as to comply with Section 409A. With respect to any provision of this letter that provides for reimbursement of costs and expenses or in-kind benefits, the right to reimbursement or benefits may not be exchanged for any other benefit, and the amount of expenses eligible for reimbursement (or in-kind benefits paid) in one year shall not affect amounts reimbursable or provided as in-kind benefits in any subsequent year. All expense reimbursements paid pursuant to this letter that are taxable income to you shall in no event be paid later than the end of the calendar year next following the year in which you incur the expense.
This letter constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous representations, proposals, discussions, and communications, whether oral or in writing with respect to the subject matter hereof. This letter shall be binding upon you and your heirs, administrators, representatives and executors and Cullen/Frost and its successors and assigns and may be modified only in a writing signed by you and Cullen/Frost.
Any notices given under this letter (1) by Cullen/Frost to you shall be in writing and shall be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to you at your address listed above or (2) by you to Cullen/Frost shall be in writing and shall be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to the General Counsel of Cullen/Frost at Cullen/Frost corporate headquarters.
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To confirm the foregoing terms are acceptable to you, please execute and return the copy of this letter, which is enclosed for your convenience.
Very truly yours,

CULLEN/FROST BANKERS, INC.

By:    /s/ Royce S. Caldwell
Name:    Royce S. Caldwell
Title:    Director

By:    /s/ Emily Skillman
Name:    Emily Skillman
Title:    Secretary to the Compensation and Benefits Committee

AGREED AND ACKNOWLEDGED:

/s/ Richard W. Evans, Jr.
Name:    Richard W. Evans, Jr.